EXHIBIT 33.1


Change in Directors or Principal Officers, Financial Statements


ITEM 5.02 Departure of Directors or Principal Officers

            On October 1, 2005 IMC hired Jon Wallis to the position of Chairman and CEO, Jerry Scalzo Resigned from Chairman and CEO to become a Director.

            On December 6, 2005 Jerry Scalzo (Director) resigned



December 19, 2005                             Intelligent Motor Cars Group, Inc.

                                              /s/ Jon Wallis
                                              --------------------------------
                                              Jon Wallis
                                              Chief Executive Officer and
                                              Acting Chief Financial Officer